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                                                                    EXHIBIT 99.1

R-1234



                        Contact:  Suzanne Truskowski
                                  Manager, Public Affairs
                                  Detroit Diesel Corporation
                                  Phone:  313.592.7642
                                  Fax:      313.592.5058



FOR IMMEDIATE RELEASE


               DETROIT DIESEL CORPORATION ANNOUNCES TENDER OFFER
                     TO ACQUIRE OUTBOARD MARINE CORPORATION


DETROIT, MI and WAUKEGAN, IL, July 9, 1997 -- Detroit Diesel Corporation (NYSE: DDC) and Outboard Marine Corporation (NYSE: OM), today jointly announced the signing of a definitive agreement and plan of merger under which DDC will acquire Outboard Marine Corporation (OMC). Detroit Diesel will shortly commence a two-step transaction to acquire the outstanding common shares of OMC for $16 per share. The transaction's two steps are first: a tender offer for approximately 67% on a fully diluted basis of the outstanding OMC shares in cash; then, in step two, to purchase the remaining shares for a combination of cash and 4 million shares of DDC common stock. The aggregate value of the transaction is approximately $500 million, including the assumption of OMC's existing debt of approximately $180 million. In addition to the equity offering, DDC's acquisition will be financed through a newly established credit facility.

     The agreement, which is subject to customary conditions, provides for the merger of a newly-formed subsidiary of Detroit Diesel with OMC following the completion of the tender offer. The board of directors of Outboard Marine has approved the offer and the merger.

     Roger S. Penske, Chairman of Detroit Diesel said, "Our objective is to further expand our worldwide marine capabilities beyond diesel engines with the OMC enterprises. OMC, as a leading boat and marine gasoline engine manufacturer, affords us the opportunity to enhance skills and resources in new product development, manufacturing processes, marketing, sales and distribution, and customer service. In addition, we look forward to the prospect of further developing OMC's proprietary FICHT(TM) fuel injection technology to optimize the performance, fuel economy and emissions capability for the next generation of marine and other engines. The DDC/OMC combination represents an additional example of our commitment to generate long-term earnings growth and maintain technology leadership for our shareholders."

     Referring to OMC's previously announced decision to explore strategic alternatives in order to maximize shareholder value, Harry W.





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Bowman, Chairman of Outboard Marine Corporation, said, "We are very pleased that our process has resulted in an agreement to team OMC with Detroit Diesel, a company which has achieved great growth and excellent performance in engineering, manufacturing and marketing its products. With OMC's shareholders being offered the opportunity to participate in DDC's future, along with the cash consideration being offered, we believe this offer maximizes value for our current owners. The merger also provides the opportunity for an optimistic future for our dealers, their customers, and our employees. This is a very positive development for OMC worldwide and the marine industry as well."

     Timothy D. Leuliette, Vice Chairman of Detroit Diesel said, "With
OMC's leading market positions, and its recognized and respected brands such as Johnson (R) and Evinrude (R), there are many opportunities to expand our marine business and capitalize on synergies between DDC and OMC operations. We will proceed with our tender offer shortly, subject to normal regulatory approvals, and plan to close the subsequent merger transaction within the next 90 days."

     Combined net revenues for Detroit Diesel and Outboard Marine
Corporation in 1996 would have been $3.2 billion.

     Outboard Marine Corporation is a leading global manufacturer and marketer of marine engines and boats and related parts and accessories.
It is the second largest manufacturer of outboard engines in the world and the second largest boat builder in the United States. Some of OMC's products, including Johnson(R) and Evinrude(R) outboards, and Chris-Craft(R), Grumman(R), Four Winns(R) and Stratos(R) boats, are among the most widely recognized brands in the world. OMC manufactures products for world markets in facilities located around the globe. Approximately 80% of OMC sales are in North America, the world's largest market for marine products.

     Detroit Diesel Corporation is engaged in the design, manufacture, sale and service of heavy-duty diesel and alternative fuel engines, automotive diesel engines, and engine-related products, and provides financing through Detroit Diesel Capital Corporation. The Company offers a complete line of diesel engines from ten to 10,000 horsepower for the on-highway truck; construction, mining and industrial; automotive; coach and bus; marine; power generation; and military markets. Detroit Diesel services these markets directly and through a worldwide network of more than 2,500 authorized distributors and dealers.

     Detroit Diesel's major shareholder  is a wholly-owned subsidiary of Penske Corporation, a closely-held, diversified transportation services company which conducts its business through a number of wholly- or partially-owned companies, including Penske Truck Leasing Company, Diesel Technology Company, AG Kuhnle, Kopp and Kausch, Penske Automotive Group, Inc., Penske Auto Centers, Inc., Penske Motorsports, Inc., and Penske Capital Partners. The Penske group of businesses has annual revenues exceeding $6 billion and employs more than 25,000 around the world.
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     Detroit Diesel Corporation's World Wide Web address is
http://www.detroitdiesel.com.

Outboard Marine Corporation World Wide Web address is http://www.OMC-online.com




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